Exhibit 10.2

Description of 2006 Executive Bonus Plan

Establish a bonus pool with target cash payouts for the Chief Executive Officer and other executive officers. The key performance measure for the plan is net income. Under the Plan, incentive awards will begin at an increase from 2005’s earnings of 7.3%, where payouts would begin at 20% of base salary for the Chief Executive Officer, and 10% of a base salary for other Executive Officers. Payouts under the plan would increase on a pro-rata basis to 100% of base salary for the Chief Executive Officer and 50% of base salary for other Executive Officers upon attainment of an earnings increase over 2005 of 31.6%.